INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT, made this 22nd day of June, 2022, between each registered investment company listed on Appendix A hereto (each, a “Fund” and collectively, the “Funds”), and Pacific Investment Management Company LLC (“PIMCO”).

WHEREAS, each Fund is registered with the Securities and Exchange Commission (“SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”) and is operated as a closed-end interval fund pursuant to Rule 23c-3 under the 1940 Act; and

WHEREAS, PIMCO is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (the “Advisers Act”); and

WHEREAS, each Fund desires to retain PIMCO to render investment advisory services with respect to the Fund; and

WHEREAS, each Fund engages in the business of investing and reinvesting its assets in the manner and in accordance with the Fund’s investment objectives, policies and restrictions; and

WHEREAS, each Fund is authorized to issue its shares of beneficial interest (“Shares”) in one or more classes, with each such class representing interests in the same portfolio of securities and other assets; and

WHEREAS, PIMCO is willing to furnish investment advisory services in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.        Appointment. Each Fund hereby appoints PIMCO to provide the investment advisory services to the Fund for the period and on the terms set forth in this Agreement, as amended or supplemented from time to time. PIMCO accepts such appointment and agrees during such period to render the services herein set forth for the compensation herein provided.

For the avoidance of doubt, to the extent a Fund establishes a subsidiary, this Agreement shall apply to such subsidiary.

2.        Duties. PIMCO shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. PIMCO may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies.

3.        Investment Advisory Services. (a) PIMCO shall provide to each Fund investment guidance and policy direction in connection with the management of the Fund, including oral and written research, analysis, advice, and statistical and economic data and information.

Consistent with the investment objectives, policies and restrictions of each Fund, PIMCO will determine the securities and other assets to be purchased or sold or the other techniques to be utilized (including, but not limited to, the incurrence of leverage and securities lending) by the Fund and will determine what portion of the Fund shall be invested in securities or other assets, and what portion, if any, should be held uninvested.

The Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients of PIMCO. It is understood that PIMCO will not, to the extent inconsistent with applicable law, use any material nonpublic information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates.

(b)        As manager of the assets of the Fund, PIMCO shall make investments for the account of the Fund in accordance with PIMCO’s best judgment and within the Fund’s investment objectives, policies and restrictions, the 1940 Act, any applicable SEC rules, exemptive relief, no-action letters or other guidance, and the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies, subject to policy decisions adopted by the Fund’s Board of Trustees.

(c)        PIMCO shall furnish to the Fund’s Board of Trustees periodic reports on the investment performance of the Fund and on the performance of its investment advisory obligations under this Agreement and shall supply such additional reports and information as the Fund’s officers or Board of Trustees shall reasonably request.

(d)        On occasions when PIMCO deems the purchase or sale of a security to be in the best interest of the Fund as well as other of its clients, PIMCO, to the extent permitted by applicable law, may, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to seek to obtain the best execution of the order or lower brokerage commissions or other transaction costs, if any. PIMCO may also on occasion purchase or sell a particular security or other investment for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by PIMCO in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(e)        PIMCO may cause the Fund to pay a broker that provides brokerage and research services to PIMCO a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless PIMCO determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or PIMCO’s overall responsibilities to the Fund and any other of PIMCO’s clients.

(f)        PIMCO may itself, or may cause the Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, PIMCO may represent the Fund on a creditors’ (or similar) committee.

(g)        PIMCO shall have sole authority to exercise whatever powers the Fund may possess with respect to any of the assets of the Fund, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and repurchase privileges, and to tender securities pursuant to a tender offer.

4.        Attorney in Fact. Each Fund hereby appoints PIMCO, acting with the standard of care owed under this Agreement, as its attorney in fact with full power of substitution to pursue on behalf of the Fund any claim, recovery, restitution, or similar action or relief (each, a “Claim”) related to or concerning the Fund or any Fund asset, holding, trade, trade settlement, cash or account of any type, against any counterparty or similar party, or any Claim related to PIMCO’s services to the Fund, including, without limitation, any bankruptcy, insolvency or similar action or proceeding; provided, however, that PIMCO shall obtain approval from the Fund’s Board of Trustees before taking any further actions in pursuit of a Claim which results in substantial costs to the Fund.

5.        Calculation of Fees. Beginning on the commencement of operations of each Fund, the Fund will pay to PIMCO as compensation for PIMCO’s services rendered, for the facilities furnished and for the expenses borne by PIMCO pursuant to this Agreement, a fee, computed and paid monthly, at the annual rate for the Fund set forth in Schedule A.

Such fee shall be payable for each month within 5 business days after the end of such month. If the fees payable to PIMCO pursuant to this Section 6 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees payable by the Fund for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be pro-rated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs.

In the event that PIMCO has agreed to a fee waiver or an expense limitation or reimbursement arrangement with the Fund, subject to such terms and conditions as PIMCO and the Fund may set forth in such agreement, the compensation due PIMCO hereunder shall be reduced, and, if necessary, PIMCO shall bear expenses with respect to the Fund, to the extent required by such fee waiver or expense limitation or reimbursement arrangement.

6.        Allocation of Expenses. During the term of this Agreement, PIMCO will pay all expenses incurred by it in connection with its obligations under this Agreement with respect to each Fund, except such expenses as are assumed by the Fund under this Agreement. PIMCO assumes and shall pay for maintaining its staff and personnel and shall, at its own expense, provide the equipment, office space, office supplies, including stationery, and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications, internet access, and a web servicing platform and internet website.

7.        Effectiveness and Termination. (a) This Agreement shall take effect with respect to each Fund as of the close of business on the date indicated on Appendix A (and, with respect to any amendment, or with respect to any additional fund, the date of the amendment or supplement hereto), and shall remain in effect, unless sooner terminated as provided herein, until the earlier of two years from such date (or, with respect to any additional fund, for two years from the date of the supplement) or such earlier date as determined by resolution of the Fund’s Board of Trustees, and shall continue thereafter on an annual basis with respect to the Fund provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Fund’s Board of Trustees; and (ii) by the vote, cast at a meeting called for such purpose, of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party and who have no direct or indirect financial interest in the operation of this Agreement; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, PIMCO may continue to serve hereunder with respect to the Fund in a manner consistent with the 1940 Act. This Agreement may not be materially amended with respect to the Fund without a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)        This Agreement may be terminated, with respect to a Fund or a particular Share class, at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or such Share class, or by a vote of a majority of the Fund’s entire Board of Trustees on 60 days’ written notice to PIMCO, or by PIMCO on 60 days’ written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.        Liability. PIMCO shall give each Fund the benefit of PIMCO’s best judgment and efforts in rendering services under this Agreement. PIMCO may rely on information reasonably believed by it to be accurate and reliable. As an inducement for PIMCO’s undertaking to render services under this Agreement, the Fund agrees that neither PIMCO nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of PIMCO’s duties, or by reason of reckless disregard of PIMCO’s obligations and duties under this Agreement. This provision shall govern only the liability to the Fund of PIMCO and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Fund or PIMCO or provide a defense for any other person including persons that provide services for the Fund as described in this Agreement.

9.        Non-Exclusivity. The services of PIMCO to the Funds under this Agreement are not to be deemed exclusive as to PIMCO and PIMCO will be free to render similar services to other investment companies and other clients. Except to the extent necessary to perform PIMCO’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of PIMCO, or any affiliate of PIMCO, or any employee of PIMCO, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

10.        Independent Contractor. PIMCO shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

11.        Use of Name. It is understood that the names “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by PIMCO and its affiliates are the valuable property of PIMCO and its affiliates, and that the Fund may use such names (or derivatives or logos) only as permitted by PIMCO.

12.        Fund Obligation. This instrument is executed on behalf of the Fund by an officer of the Fund as an officer and not individually and that the obligations imposed on the Fund by this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

13.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14.        Miscellaneous. This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or any rule or order of the SEC under either of the foregoing, or the Commodity Exchange Act, or any rule or order of the Commodity Futures Trading Commission thereunder.

(a)        Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of Delaware, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

(b)        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereto, such provisions with respect to other parties hereto shall not be affected thereby.

(c)        The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(d)        No person other than the Fund and PIMCO is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund (including without limitation any shareholder in the Fund) any direct, indirect, derivative, or other rights against PIMCO, or (ii) create or give rise to any duty or obligation on the part of

PIMCO (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded. If another fund or funds are added to this Agreement, this provision shall be interpreted to apply to each such fund as it applies to the Fund, in each case on a separate (and neither jointly nor joint and several) basis with respect to the Fund and each such other fund.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first written above.

PACIFIC INVESTMENTMANAGEMENT COMPANY LLC

By:
Name: Rick LeBrun
Title: Managing Director

On Behalf of Each Fund Listed on Appendix A

By:
Name: Eric Johnson
Title: President

SCHEDULE A

(as of June 22, 2022)

Fund	Effective Date	Fee[1]
PIMCO Flexible Real Estate Income Fund		1.25% of the average daily total net assets of the Fund.

1 The Fund may invest in shares of PIMCO Funds: Private Account Portfolio Series – PIMCO Short-Term Floating NAV Portfolio III and PIMCO Funds: Private Account Portfolio Series – PIMCO Short Asset Portfolio, each a series of PIMCO Funds (the “PAPS Central Funds”). The PAPS Central Funds are offered only to the Fund and other registered investment companies (or series thereof) for which PIMCO serves as investment adviser (each, an “Investing Fund”). The PAPS Central Funds and their wholly-owned subsidiaries (if any) do not pay an investment advisory fee to PIMCO. By investing in a PAPS Central Fund, each Investing Fund agrees that 0.005% of the investment management fee that such Investing Fund is currently obligated to pay PIMCO, as indicated on this Schedule A, will be designated as compensation for the investment advisory services PIMCO provides to the applicable PAPS Central Fund and its wholly-owned subsidiary (if any) under the investment advisory contract with PIMCO.